Exhibit 10.6

Board Observer Agreement

This Board Observer Agreement (this “Agreement”) is made effective as of November 17, 2020, by and between Digerati Technologies, Inc., a Nevada corporation (the “Company”), and Post Road Special Opportunity Fund II LP, a Delaware limited partnership (the “Investor”).

WHEREAS, pursuant to and subject to the terms and conditions of that certain Warrant to Purchase Common Stock of the Company issued by the Company to the Investor dated as of the date hereof (as amended, modified, or supplemented, the “Warrant”), the Investor is entitled to purchase shares of common stock of the Company (the “Common Stock”); and

WHEREAS, in conjunction with the Warrant, the Company desires to provide the Investor with certain observation rights regarding the Company’s and each of its Subsidiaries’ (as such term is defined in the Warrant) boards of directors, boards of governors or managers, or other similar governing bodies (collectively, the “Boards”) and committees thereof (collectively, the “Committees”), as further described, and subject to the terms and conditions set forth, herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Observer Rights.

1.1 The Company grants, and shall cause each of its Subsidiaries to grant, to the Investor the option and right to appoint a representative (the “Observer”) to attend all meetings (including telephonic or videoconference meetings and meetings held in executive session) of all Board and Committees in a non-voting, observer capacity. The Observer may participate fully in discussions of all matters brought to any Board or Committee, as the case may be, for consideration (without any authority of a member thereof), but in no event shall the Observer (i) be deemed to be a member of any Board or Committee; (ii) except for (and without limitation of) the obligations expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company, the Subsidiaries or their stockholders or other equity holders or owners; or (iii) have the right to propose or offer any motions or resolutions to any Board or Committee. The Company shall allow, and shall cause its Subsidiaries to allow, the Observer to attend any Board or Committee meetings in-person or by telephone or electronic communication at the election of the Observer, at his or her sole option. The presence of the Observer shall not be taken into account or required for purposes of establishing a quorum.

1.2 The Company shall provide, and shall cause its Subsidiaries to provide, to the Observer copies of all notices, minutes, consents, and other materials that it provides to members of any Board (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to such Board members; provided, however, in connection with the foregoing, the Company shall, and shall cause its Subsidiaries to, provide the Observer with any and all Board Materials at least 48 hours in advance of any meeting or action by written consent.

1.3 Notwithstanding anything herein to the contrary, the Company and its Subsidiaries may exclude the Observer from access to any Board Materials, meeting, or portion thereof if the applicable Board concludes, acting in good faith (and, in the case of clause (i), upon the written advice of the Company’s or its Subsidiary’s outside counsel, as applicable), that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or such Subsidiary and its counsel (provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege); or (ii) such exclusion is necessary to avoid a conflict of interest or disclosure of a trade secret (provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to avoid such conflict of interest or disclosure of such trade secret).

1.4 The parties agree that neither the Company nor its Subsidiaries nor any member of any Board or Committee shall be entitled to rely on any statements or views expressed by the Observer in any Board or Committee meeting.

1.5 The Company will, and will cause its Subsidiaries to, cause each Board to meet telephonically or in-person not less often than once per fiscal quarter and in-person not less often than once per fiscal year.

1.6 Any other provision of this Agreement notwithstanding, the Observer shall have no duties, except as expressly provided herein; shall not be considered a member of any Board or Committee – de facto or otherwise; and shall have no authority with respect to any process of any Board or Committee.

2. Confidential Information.

2.1 To the extent that any information obtained by the Observer from the Company or its Subsidiaries (or any director, governor, manager, officer, employee, or agent thereof) is Confidential Information (as defined below), the Investor shall, and shall cause the Observer to, treat any such Confidential Information as confidential in accordance with the terms and conditions set out in this Section 2.

2.2 As used in this Agreement, “Confidential Information” means any and all information or data concerning the Company or its Subsidiaries, whether in verbal, visual, written, electronic, or other form, which is disclosed to the Observer in his role as Observer by the Company or its Subsidiaries or any director, governor, manager, officer, employee, or agent of the Company or its Subsidiaries (including all Board Material that is non-public information), together with all information discerned from, based on, or relating to any of the foregoing which may be prepared or created by the Observer, the Investor, or any of its affiliates, or any of their respective directors, officers, employees, agents, or advisors (each, a “Representative”); provided, however, that “Confidential Information” shall not include information that:

(a) is or becomes generally available to the public other than as a result of disclosure of such information by the Investor, any of its affiliates, any of their Representatives, or the Observer;

(b) is independently developed by the Investor, any of its affiliates, any of their Representatives, or the Observer without use of Confidential Information provided by the Company or by any director, governor, manager, officer, employee, or agent thereof;

(c) becomes available to the recipient of such information at any time on a non-confidential basis from a third party that is not, to the recipient's knowledge, prohibited from disclosing such information to the Investor or any of its affiliates, any of their respective Representatives, or the Observer by any contractual, legal, or fiduciary obligation to the Company; or

(d) was known by the Investor, any of its affiliates, or the Observer prior to receipt from the Company or from any director, officer, employee, or agent thereof.

2.3 The Investor shall, and shall cause the Observer to (a) retain all Confidential Information in strict confidence; (b) not release or disclose Confidential Information in any manner to any other person (other than disclosures to the Investor, its affiliates, or to any of its or their Representatives who (i) have a need to know such information; and (ii) are informed of its confidential nature); and (c) use the Confidential Information solely in connection with (i) the Investor’s and Observer’s rights hereunder; or (ii) monitoring, reviewing, and analyzing the Investor's or its affiliates’ investment in or loan to the Company or its Subsidiaries and not for any other purpose; provided, however, that the foregoing shall not apply to the extent the Investor, its affiliates, any of its or their Representatives, or the Observer is compelled to disclose Confidential Information by judicial or administrative process, pursuant to the advice of its outside counsel, or by requirements of law; provided, further, however, that, if legally permissible, the disclosing party shall use commercially reasonable efforts to notify the Company so that the Company or its Subsidiaries may take action, at its expense, to prevent such disclosure and any such disclosure is limited only to that portion of the Confidential Information which such person is compelled to disclose.

2.4 The Investor, on behalf of itself and the Observer, acknowledges that the Confidential Information is proprietary to the Company and/or its Subsidiaries and may include trade secrets or other business information the disclosure of which could harm the Company. None of the Investor, any of its affiliates, their Representatives, or the Observer shall, by virtue of the Company’s or its Subsidiaries’ disclosure of, or such person’s use of any Confidential Information, acquire any rights with respect thereto, all of which rights (including intellectual property rights) shall remain exclusively with the Company and/or its Subsidiaries. The Investor shall be responsible for any breach of this Section 2 by the Observer, any of its affiliates, or its or their Representatives.

2.5 The Investor agrees that, upon the request of the Company following a Termination (as defined below), it will (and will cause the Observer, its affiliates, and its and their Representatives to) promptly (a) destroy all physical materials containing or consisting of Confidential Information and all hard copies thereof in their possession or control; and (b) destroy all electronically stored Confidential Information in their possession or control; provided, however, that each of the Investor, its affiliates, and its and their Representatives may retain any electronic or written copies of Confidential Information as may be (i) stored on its electronic records or storage system resulting from automated back-up systems; (ii) required by law, other regulatory requirements, or internal document retention policies; or (iii) contained in board presentations or minutes of board meetings of the Investor or its affiliates; provided, further, however, that any such retained Confidential Information shall remain subject to this Section 2.

3. Expenses. The Company agrees to reimburse the Investor promptly for reasonable out-of-pocket expenses, including, but not limited to, travel expenses, incurred in connection with the Observer’s attendance at any Board or Committee meeting.

4. Indemnification; Advancement of Expenses. The Observer shall be entitled to advancement of expenses and rights to indemnification from the Company and its Subsidiaries to the same extent provided by the Company and/or its Subsidiaries to their governors, directors or managers under the Articles of Incorporation, Bylaws or other charter or governing documents of the Company and/or its Subsidiaries as in effect on the date hereof or, if more favorable, any indemnification agreement with any of the Company’s or its Subsidiaries’ governors, directors or managers. The Company acknowledges and agrees, and shall cause its Subsidiaries to acknowledge and agree, that the foregoing rights to indemnification and advancement of expenses constitute third-party rights extended to the Observer by the Company and its Subsidiaries and do not constitute rights to indemnification or advancement of expenses as a result of the Observer serving as a director, officer, employee, or agent of the Company or its Subsidiaries. During the period of an Observer’s appointment hereunder, and thereafter for the duration of the applicable statute of limitations, in the event that the Company and/or its Subsidiaries maintain in effect a policy of liability insurance coverage for members of any Board, the Company shall cause to be maintained in effect a policy of liability insurance coverage for such Observer against liability that may be asserted against or incurred by him or her in his or her capacity as an Observer which is equivalent in scope and amount to that provided to the members of the Boards.

5. Notices. Notices are to be delivered in writing, in the case of the Company, to 825 W. Bitters, Suite 104, San Antonio, Texas, Attn: 78216, Attn: Antonio Estrada with a copy to (which shall not constitute notice) Lucosky Brookman LLP, 101 Wood Avenue South, Woodbridge, NJ 08830, Attention: Seth Brookman, Email: SBrookman@lucbro.com, and in the case of the Investor, to Post Road Administrative LLC, 2 Landmark Square, Suite 207, Stamford, Connecticut 06901, with a copy to (which shall not constitute notice) Duane Morris LLP, 100 International Drive, Suite 700, Baltimore, Maryland 21202-5184, Attention: Michael C. Hardy, Email: MCHardy@duanemorris.com, or to such other address as may be given by each party from time to time under this Section. Notices shall be deemed properly given upon personal delivery, the day following deposit by overnight carrier, or three (3) days after deposit in the U.S. mail.

6. Miscellaneous Provisions. This Agreement constitutes the entire agreement and understanding of the parties, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties regarding the matters set out in this Agreement. No provision of this Agreement may be amended, modified, or waived, except in a writing signed by the parties hereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, and if any restriction in this Agreement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. The section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be construed as a waiver or deprive such party of the right to thereafter insist on strict adherence to that term or any other term of this Agreement. The Company shall cause any future Subsidiary to execute and deliver a joinder agreeing to be bound by all the provisions hereof as a Subsidiary hereunder, in form and substance satisfactory to the Investor.

7. Remedies. The Company (on behalf of itself and its Subsidiaries), on the one hand, and the Investor, on the other hand, each acknowledge and agree that monetary damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (a) the non-breaching party shall have the right to immediate injunctive and other equitable relief, without proof of actual damages; (b) the breaching party will not plead in defense thereto that there would be an adequate remedy at law; and (c) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

8. Applicable Law. This Agreement, and any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of Nevada, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Each party irrevocably waives the right to trial by jury.

9. Termination. This Agreement shall terminate and be of no further force and effect (a “Termination”) upon the later of: (a) any failure of the Investor and its affiliates/permitted transferees to hold any Common Stock of the Company or other securities of the Company or its Subsidiaries; and (b) any failure of the Investor and its affiliates/permitted transferees to hold the Warrant; provided, that Section 2, Section 4, Section 6, Section 7, and Section 8 shall survive any such termination or expiration.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIGERATI TECHNOLOGIES, INC., a Nevada corporation		POST ROAD SPECIAL OPPORTUNITY FUND II LP, a Delaware limited partnership

By:		By:
Name:	Arthur L. Smith	Name:
Title:	Chief Executive Officer	Title:	Authorized Signatory

ACKNOWLEDGED AND ACCEPTED as of the date first written above:

T3 COMMUNICATIONS, INC., a Nevada corporation		T3 COMMUNICATIONS, INC., a Florida corporation

By:		By:
Name:	Arthur L. Smith	Name:	Arthur L. Smith
Title:	Chief Executive Officer	Title:	Chief Executive Officer

SHIFT8 NETWORKS, INC., a Texas corporation		NEXOGY ACQUISITION, INC., a Florida corporation

By:		By:
Name:	Arthur L. Smith	Name:	Arthur L. Smith
Title:	Chief Executive Officer	Title:	Chief Executive Officer

[Signature Page to Board Observer Agreement]